Exhibit 99.1

Vantage Group Holdings Ltd.

For the years ended December 31, 2025, and December 31, 2024

Vantage Group Holdings Ltd.
Table of Contents

      Page

Report of Independent Auditors	1
Consolidated Balance Sheets as of December 31, 2025, and December 31, 2024	3
Consolidated Statements of Operations for the years ended December 31, 2025, and December 31, 2024	4
Consolidated Statements of Comprehensive Income for the years ended December 31, 2025, and December 31, 2024	5
Consolidated Statements of Changes in Equity for the years ended December 31, 2025, and December 31, 2024	6
Consolidated Statements of Cash Flows for the years ended December 31, 2025, and December 31, 2024	7
Notes to Consolidated Financial Statements
1. Nature of Operations	8
2. Basis of Presentation	8
3. Significant Accounting Policies	9
4. Investments	15
5. Fair Value Measurements	17
6. Variable Interest Entities and Noncontrolling Interests	20
7. Reserves for claims and claim expenses	22
8. Shareholders’ Equity	25
9. Stock Based Compensation	25
10. Commitments, Contingencies and Other Items	26
11. Reinsurance	28
12. Segment Information	29
13. Statutory financial information	31
14. Income Taxes	32
15. Subsequent Events	36

Report of Independent Auditors

To the Board of Directors of Vantage Group Holdings Ltd.

Opinion

We have audited the accompanying consolidated financial statements of Vantage Group Holdings Ltd. and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024, and the related consolidated statements of operations, of comprehensive income, of changes in equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

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In performing an audit in accordance with US GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Required Supplemental Information

Accounting principles generally accepted in the United States of America require that the incurred and paid loss development for the years ended December 31, 2021 to December 31, 2024 on pages 23 to 24 be presented to supplement the basic financial statements. Such information is the responsibility of management and, although not a part of the basic financial statements, is required by the Financial Accounting Standards Board who considers it to be an essential part of financial reporting for placing the basic financial statements in an appropriate operational, economic, or historical context. We have applied certain limited procedures to the required supplementary information in accordance with auditing standards generally accepted in the United States of America, which consisted of inquiries of management about the methods of preparing the information and comparing the information for consistency with management’s responses to our inquiries, the basic financial statements, and other knowledge we obtained during our audit of the basic financial statements. We do not express an opinion or provide any assurance on the information because the limited procedures do not provide us with sufficient evidence to express an opinion or provide any assurance.

New York, New York
March 11, 2026

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Vantage Group Holdings Ltd.

CONSOLIDATED BALANCE SHEETS

(Expressed in 000’s U.S. dollars, except number of shares and per share amounts)

	December 31, 2025	December 31, 2024
ASSETS
Fixed maturity securities available for sale, at fair value (amortized cost - $2,587,814 and $1,949,357 at December 31, 2025, and December 31, 2024, respectively)	$2,610,599	$1,922,196
Fixed maturity security held to maturity, at amortized cost	7,500	7,500
Short-term investments, at fair value	44,738	—
Total investments	2,662,837	1,929,696
Cash and cash equivalents	309,431	350,169
Restricted cash	4,517	6,276
Accrued investment income	20,438	15,167
Premiums receivable	635,767	540,943
Reinsurance recoverable on paid and unpaid losses	531,466	390,578
Prepaid reinsurance premiums	391,919	339,040
Deferred acquisition costs	125,777	94,450
Fee income receivable	39,998	62,561
Funds held by third parties	55,781	50,425
Other assets	83,613	52,032
Total assets	$4,861,544	$3,831,337

LIABILITIES
Reserves for claims and claim expenses	$1,942,748	$1,423,343
Unearned premiums	1,183,003	977,982
Reinsurance balances payable	236,081	220,095
Other liabilities	99,249	65,731
Total liabilities	3,461,081	2,687,151

COMMITMENTS AND CONTINGENCIES (NOTE 10)

SHAREHOLDERS’ EQUITY
Common shares, $10.00 par value, 150,000,000 shares authorized, 123,666,492 and 123,567,148 shares issued and outstanding at December 31, 2025, and December 31, 2024, respectively	1,236,665	1,235,671
Additional paid-in capital	42,455	35,536
Retained earnings (deficit)	94,171	(102,870)
Accumulated other comprehensive income (loss)	19,568	(27,161)
Total Vantage Group Holdings Ltd. shareholders’ equity	1,392,859	1,141,176
Noncontrolling interest	7,604	3,010
Total equity	1,400,463	1,144,186
Total liabilities and shareholders’ equity	$4,861,544	$3,831,337

The accompanying notes are an integral part of these consolidated financial statements.

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Vantage Group Holdings Ltd.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in 000’s U.S. dollars)

	Year Ended December 31, 2025	Year Ended December 31, 2024
Revenues
Net earned premiums	$1,035,443	$797,957
Net investment income	116,292	83,480
Net realized gains (losses) on investments	425	(1,355)
Fee and other income	30,664	47,853
Total revenues	1,182,824	927,935

Expenses
Claims and claim expenses incurred, net	616,216	524,257
Acquisition expenses, net	195,380	128,312
General and administrative expenses	174,947	162,352
Other expenses	18,137	12,198
Total expenses	1,004,680	827,119

Income before income taxes	178,144	100,816
(Benefit) provision for income taxes	(23,603)	324
Net income	201,747	100,492
Less: Net income attributable to noncontrolling interest	4,706	3,452
Net income attributable to Vantage Group Holdings Ltd.	$197,041	$97,040

The accompanying notes are an integral part of these consolidated financial statements.

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Vantage Group Holdings Ltd.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Expressed in 000’s U.S. dollars)

	Year Ended December 31, 2025	Year Ended December 31, 2024
Net income	$201,747	$100,492
Other comprehensive income
Change in net unrealized losses on investments, net of tax	46,729	6,562
Total other comprehensive income	46,729	6,562
Total comprehensive income	$248,476	$107,054

The accompanying notes are an integral part of these consolidated financial statements.

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Vantage Group Holdings Ltd.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(Expressed in 000’s U.S. dollars)

	Year Ended December 31, 2025
	Common shares	Additional paid-in capital	Retained (deficit) earnings	Accumulated other comprehensive (loss) income	Noncontrolling interest	Total
Balance as of December 31, 2024	$1,235,671	$35,536	$(102,870)	$(27,161)	$3,010	$1,144,186
Issuance of common shares	994	(994)	-	-	-	-
Distributions from noncontrolling interest	-	-	-	-	(112)	(112)
Stock based compensation expense	-	7,913	-	-	-	7,913
Other comprehensive income	-	-	-	46,729	-	46,729
Net income	-	-	197,041	-	4,706	201,747
Balance as of December 31, 2025	$1,236,665	$42,455	$94,171	$19,568	$7,604	$1,400,463

	Year Ended December 31, 2024
	Common shares	Additional paid-in capital	Retained deficit	Accumulated other comprehensive loss	Noncontrolling interest	Total
Balance as of December 31, 2023	$1,233,783	$28,873	$(199,910)	$(33,723)	$5,645	$1,034,668
Issuance of common shares	2,388	(2,388)	-	-	-	-
Repurchase of common shares	(500)	-	-	-	-	(500)
Distributions from noncontrolling interest	-	-	-	-	(6,087)	(6,087)
Stock based compensation expense	-	9,051	-	-	-	9,051
Other comprehensive income	-	-	-	6,562	-	6,562
Net income	-	-	97,040	-	3,452	100,492
Balance as of December 31, 2024	$1,235,671	$35,536	$(102,870)	$(27,161)	$3,010	$1,144,186

The accompanying notes are an integral part of these consolidated financial statements.

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Vantage Group Holdings Ltd.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in 000’s U.S. dollars)

	Year Ended December 31, 2025	Year Ended December 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$201,747	$100,492
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	1,861	6,207
Net realized (gains) losses on investments	(425)	1,355
Stock-based compensation expense	7,913	9,051
Net (gains) losses on foreign exchange	(82)	641
Change in:
Accrued investment income	(5,271)	(3,828)
Premiums receivable	(84,936)	(123,075)
Reinsurance recoverable on paid and unpaid losses	(140,888)	(124,738)
Prepaid reinsurance premiums	(52,879)	(84,317)
Deferred acquisition costs	(31,327)	(29,501)
Fee income receivable	22,563	(34,699)
Funds held by third parties	(5,356)	(24,721)
Other assets	(35,801)	(2,809)
Reserves for claims and claim expenses	509,731	485,714
Unearned premiums	205,021	273,862
Reinsurance balances payable	15,854	48,372
Other liabilities	33,518	(1,603)
Net cash provided by operating activities	641,243	496,403

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed maturity securities	(1,197,481)	(881,450)
Sales of fixed maturity securities	139,457	118,827
Maturities, calls, and paydowns of fixed maturity securities	422,516	362,899
Net change in short term investments	(44,738)	1,274
Acquisition of property and equipment	(3,382)	(4,275)
Net cash used in investing activities	(683,628)	(402,725)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares	-	(500)
Distributions to noncontrolling interest	(112)	(6,087)
Net cash used in financing activities	(112)	(6,587)

Net (decrease) increase in cash, cash equivalents, and restricted cash	(42,497)	87,091

Cash, cash equivalents, and restricted cash—beginning of year	356,445	269,354
Cash, cash equivalents, and restricted cash—end of year	$313,948	$356,445

The accompanying notes are an integral part of these consolidated financial statements.

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Vantage Group Holdings Ltd.

Notes to Consolidated Financial Statements

1. Nature of Operations

Vantage Group Holdings Ltd. (the “Company” or “Vantage” or “we” or “our”) is a privately held Bermuda-exempted company that provides property, casualty, and specialty (re)insurance through its wholly owned subsidiaries and provides underwriting services to a registered collateralized insurer and segregated accounts company in Bermuda. The Company was incorporated on July 28, 2020, and is majority owned by funds managed by The Carlyle Group, Inc. ("Carlyle") and Hellman & Friedman LLC ("H&F"). The Company's principal operating subsidiaries, located in Bermuda and the United States, are described below:

Vantage Risk Ltd. (“VRL”), a Bermuda domiciled company, provides property, casualty, and specialty (re)insurance on a worldwide basis.

Vantage Risk Specialty Insurance Company ("VRSIC"), domiciled in Delaware, is a property and casualty insurance company which operates as an excess and surplus lines insurance company.

Vantage Risk Assurance Company ("VRAC"), domiciled in Delaware, is a property and casualty insurance company which writes business on an admitted basis in 49 U.S. states.

On December 17, 2025, a subsidiary of Howard Hughes Holdings Inc. entered into a definitive agreement to acquire 100% of the Company from the Company's current shareholders, including Carlyle and H&F. The transaction is expected to close in the second quarter of 2026, subject to customary regulatory approvals.

2. Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).The consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries and any variable interest entity ("VIE") in which the Company is considered to be the primary beneficiary. All inter-company transactions and balances are eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities (and disclosure of contingent assets and liabilities) at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate actual results could differ, possibly materially, from those estimates. Amounts are presented in United States of America (“U.S.”) Dollars. Certain prior period amounts have been reclassified to conform to the 2025 presentation.

Recent Accounting Pronouncements

In September 2025, the FASB issued ASU 2025-06, Targeted Improvements to the Accounting for Internal-Use Software. This ASU updates the capitalization framework for internal-use software development costs to reflect current development practices. It replaces the concept of project stages with a recognition threshold based on whether completion is probable. The ASU also modifies guidance for website development costs and aligns disclosure requirements for capitalized software costs with those for property, plant, and equipment.

The ASU is effective for all entities for fiscal years, including interim periods, beginning after December 15, 2027. Early adoption is permitted. Entities may apply the guidance using a prospective, retrospective or modified transition approach. The Company is currently evaluating the potential impact of the new standard on its financial statements and anticipates finishing this evaluation before the effective date.

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3. Significant Accounting Policies

Cash, Cash Equivalents and Restricted Cash

Cash equivalents include money market instruments with a maturity of ninety days or less when purchased.

Restricted cash represents amounts held for the benefit of third parties and is legally or contractually restricted as to withdrawal or usage by the Company.

Investments

Fixed maturity investments and short-term investments

Fixed maturity securities are classified as either available for sale (“AFS”) or held to maturity (“HTM”). AFS securities are reported at fair value, net of valuation allowance for expected credit losses (if necessary), with unrealized changes in fair value recorded as a separate component of accumulated other comprehensive income (“AOCI”) in shareholders’ equity. HTM securities are investments for which the Company has the ability and positive intent to hold to maturity and are reported at amortized cost, net of valuation allowance for expected credit losses (if necessary).

Short term investments include securities due to mature within one year of the date of purchase and are recorded at fair value, which typically approximates cost.

Interest income, dividend income, amortization and accretion of fixed maturity market premiums and discounts are recorded in net investment income, net of investment management and custody fees in the consolidated statements of operations. The amortization of premium and accretion of discount for fixed maturity securities is computed using the effective yield method.

Realized gains and losses on investments are determined using cost calculated on a specific identification basis.

For mortgage-backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any adjustments required due to the resultant change in effective yields and maturities are recognized prospectively. Prepayment fees or call premiums that are only payable when a security is called prior to its maturity are earned when received and reflected in net investment income.

Valuation allowance for fixed maturity investments

Management evaluates AFS securities with a fair value that has declined below amortized cost to determine how the decline in fair value should be recognized. If determined, based on the facts and circumstances related to the specific security, that management intends to sell a security or it is more likely than not that management would be required to sell a security before the recovery of its amortized cost, any existing allowance for expected credit losses is reversed with an offsetting entry to the security’s amortized cost. In circumstances where the allowance has been reversed and the fair value is less than the amortized cost, the amortized cost of the security is written down to fair value. If neither of these conditions exist, management evaluates whether the decline in fair value has resulted from credit related or other factors.

For AFS securities, management qualitatively considers relevant facts and circumstances in evaluating whether a decline in fair value is credit related. Relevant facts and circumstances include but are not limited to: (i) the extent to which the fair value is less than amortized cost, (ii) changes in agency credit ratings, (iii) adverse conditions related to the security’s industry or geographical area, (iv) failure to make scheduled payments, and (v) other known changes in the financial condition of the issuer or quality of any underlying collateral or credit enhancements.

If upon completion of this analysis it is determined that a potential credit loss exists, a valuation allowance for expected credit losses is established equal to the amount by which the present value of expected cash flows is less than amortized cost, limited to the amount by which fair value is less than amortized cost.

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Management evaluates the need for a valuation allowance for expected credit losses for its HTM security based on probability of default and loss given various default assumptions. Once the Company has deemed all or a portion of the amortized cost uncollectible, the uncollectible portion of the allowance is removed from the consolidated balance sheets by writing down the amortized cost basis of the security.

The Company performed a credit loss analysis for its AFS fixed maturity securities (as well as its premiums receivable, reinsurance recoverable on paid and unpaid losses and fee income receivable), and determined an allowance was not necessary.

The Company elected not to measure a valuation allowance for expected credit losses for accrued investment income as uncollectible balances are written off in a timely manner.

Variable Interest Entities and Noncontrolling Interest

A VIE is a legal entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to make significant decisions relating to the entity’s operations through voting rights, or do not substantively participate in the gains and losses of the entity.

The Company consolidates the results of operations and financial position of all VIE's in which the Company is considered to be the primary beneficiary. The primary beneficiary is the entity that has both (i) the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE and (ii) the obligation to absorb losses or right to receive benefits from the VIE that could potentially be significant to the VIE.

At the inception of a variable interest in a VIE, as well as on an ongoing basis, the Company determines whether it is the primary beneficiary based on a review of the VIE’s capital structure, related contractual relationships and terms, nature of the VIE’s operations and purpose, nature of the VIE’s interests issued and the Company’s involvement with the entity. When assessing the need to consolidate a VIE, management evaluates the design of the VIE as well as the related risks to which the entity was designed to expose the variable interest holders. The consolidation assessment, including the determination as to whether an entity qualifies as a VIE, depends on the facts and circumstances surrounding each entity.

For the consolidated VIE, the Company accounts for the portion of equity of the third-party investor in the shareholders’ equity section of the consolidated balance sheets as noncontrolling interest. The portion of the income attributable to the third-party investor is recorded in the consolidated statements of operations in net income attributable to noncontrolling interest.

Limited Partnerships

The Company has an investment in a limited partnership interest which is carried at fair value. As permitted by the relevant accounting guidance, the fair value is estimated using the net asset value (“NAV”) reported by the external fund manager as a practical expedient. This investment is presented in other assets on the consolidated balance sheets. Changes in fair value are recorded in realized gains or losses on investments on the consolidated statements of operations.

Premiums and Acquisition Costs

Insurance Premiums

Insurance premiums written are recorded in accordance with the terms of the underlying policies, are generally recorded at the policy inception and are primarily earned on a pro rata basis over the term of the policies, usually 12 months. Unearned premiums represent the portion of premiums written that relate to the unexpired terms of the policies in force.

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Reinsurance Premiums

Reinsurance premiums written are recorded based on the type of contract. For excess of loss reinsurance contracts, premiums are recorded as written based on the terms of the contract. For pro rata reinsurance contracts, reinsurance premiums are recorded as written based on amounts reported by brokers and ceding companies, supplemented by the Company’s own estimates of premiums where reports have not been received. The determination of estimates requires a review by management based on experience with the ceding companies, familiarity with the market, timing of reported information, analysis and understanding of the characteristics of each line of business, and management’s judgment of the impact of various factors, including premium or loss trends on the volume of business written and ceded to the Company. On an ongoing basis, the Company’s underwriters review the amounts reported by these third parties for reasonableness based on their experience and knowledge of the subject class of business, taking into account management’s historical experience with the brokers or ceding companies. In addition, reinsurance contracts under which the Company assumes business generally contain specific provisions which allow the Company to perform audits of the ceding company to ensure compliance with the terms and conditions of the contract, including accurate and timely reporting of information. Premium estimates are updated when new information is received and differences between such estimates and actual amounts are recorded in the period in which estimates are changed, or the actual amounts are determined.

For multi-year reinsurance contracts which are payable in annual installments, generally only the initial annual installment is included as premiums written at policy inception, due to the ability of the reinsured to commute or cancel coverage under certain conditions during the term of the policy. The remaining annual installments are included as premiums written at each successive anniversary date within the multi-year term.

Reinsurance premiums written, irrespective of the class of business, are generally earned on a pro rata basis over the terms of the underlying policies or reinsurance contracts. Contracts and policies written on a “losses occurring” basis cover claims that may occur during the term of the contract or policy, which is typically 12 months. Accordingly, the reinsurance premium is earned evenly over the term. Contracts which are written on a “risks attaching” basis cover claims which attach to the underlying insurance policies written during the terms of these contracts. Premiums earned on “risks attaching” contracts usually extend beyond the original term of the reinsurance contract, typically resulting in recognition of reinsurance premiums earned over a 24-month period.

Reinstatement Premiums

Reinstatement premiums for the Company’s reinsurance operations are recognized at the time a loss event occurs, where coverage limits for the remaining life of the contract are reinstated under pre-defined contract or policy terms. Reinsurance reinstatement premiums are fully earned when recognized. The accrual of reinstatement premiums is based on an estimate of claims and claim expenses, which reflects management’s judgment.

Premiums Receivable

Premiums receivable include amounts receivable from agents, brokers and insureds that are both currently due and amounts not yet due on insurance policies and reinsurance contracts. Premiums receivable balances are reported net of an allowance for expected credit losses (if necessary). The measurement of an allowance for expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount.

The Company monitors credit risk associated with premiums receivable through its ongoing review of amounts outstanding, aging of the receivable, historical loss data, and counterparty financial strength measures (where available).

In certain instances, credit risk may be reduced by the Company’s right to offset loss obligations and/or unearned premiums against premiums receivable. Any allowance for expected credit losses is recorded in the consolidated statements of operations in the period the receivable is recorded and updated in subsequent periods to reflect changes in the Company’s estimate of expected credit losses.

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Deferred Acquisition Costs

Acquisition costs are incurred when a contract or policy is issued and only the costs directly related to the successful acquisition of new and renewal contracts are deferred and amortized over the same period in which the related premiums are earned. Deferred acquisition costs are presented net of ceding commissions that are deferred and amortized over the same period in which the related premium is earned. Acquisition costs consist principally of commissions, brokerage and premium tax expenses. Certain reinsurance contracts contain profit sharing provisions or adjustable commissions that are estimated based on the expected claims and claim expenses on those contracts. Acquisition costs include accrual for such estimates of commissions and are shown net of commissions and profit commissions earned on ceded reinsurance. Deferred acquisition costs are limited to their estimated realizable value based on the related unearned premiums. Anticipated claims and claims expenses, based on historical and current experience, and anticipated investment income related to those premiums are considered in determining the recoverability of deferred acquisition costs. Acquisition costs are shown net of commissions on reinsurance purchased.

Reserves for Claims and Claim Expenses

The reserves for claims and claim expenses includes estimates for unpaid claims and claim expenses on reported losses as well as an estimate of losses incurred but not reported (“IBNR”). The reserve is based on individual claims, case reserves and other reserve estimates reported by insureds and ceding companies, as well as management estimates of ultimate losses. We estimate ultimate losses using various generally accepted actuarial methods. Inherent in the estimates of ultimate losses are expected trends in claim severity and frequency and other factors which could vary significantly as claims are settled.

Accordingly, claims and claim expenses ultimately paid may differ materially from the amounts recorded in the consolidated financial statements. These estimates are reviewed regularly and, as experience develops and new information becomes known, the reserves are adjusted as necessary. Such adjustments, if any, are reflected in the consolidated statements of operations in the period in which they become known and are accounted for as changes in estimates.

Reinsurance

The Company purchases reinsurance to increase capacity and to limit the impact of individual losses and events on its underwriting results by reinsuring certain levels of risk with other insurance enterprises or reinsurers. The Company uses pro rata, excess of loss and facultative reinsurance contracts. The premiums paid to reinsurers (i.e., ceded premiums written) are recognized over the coverage period. Prepaid reinsurance premiums represent the portion of premiums ceded which relate to the unexpired term of the contracts in force. Ceded reinsurance contracts do not relieve the Company of its primary obligation to its (re)insureds.

Reinsurance recoverable on unpaid losses and loss expenses are estimated in a manner consistent with the associated claim liability. Reinsurance recoverable related to IBNR is generally developed as part of the Company’s loss reserving process, therefore, its estimation is subject to similar risks and uncertainties as the estimation of IBNR. In certain instances, the Company obtains collateral, including letters of credit and trust accounts to reduce the credit exposure on its reinsurance recoverable. The Company reports its reinsurance recoverable on paid and unpaid losses net of an allowance for expected credit loss (if necessary). The allowance is based upon the Company’s ongoing review of amounts outstanding, the financial condition of its reinsurers, amounts and form of collateral obtained and other relevant factors. Any allowance for expected credit losses is recorded in the consolidated statements of operations in the period the recoverable is recorded and updated in subsequent periods to reflect changes in the Company’s estimate of expected credit losses.

Fee Income Receivable

Fee income receivable primarily includes amounts from third parties relating to potential variable fees. Revenue is recognized when the variable fee is probable of being realized and the amount of the variable fee can be reliably estimated. The probability of the variable fee being realized is assessed based on an evaluation of the terms and conditions of the reinsurance contracts, historical experience, and any other relevant factors. The estimation of the amount of the variable fee to recognize takes into consideration the anticipated profitability of the underlying reinsurance contracts, as well as any limitations or contingencies specified in the contracts. GAAP requires that an entity include amounts only to the extent that it is probable that a significant reversal will not occur as of the balance sheet date when the uncertainty associated with the variable consideration is subsequently resolved. In accordance with the guidance, management revisits the estimate at each reporting date throughout the contract period. See note 6, "Variable Interest Entities and Noncontrolling Interests" for additional information.

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Share-Based Compensation

The Company applies a fair value-based measurement method to account for its share-based payment arrangements with eligible employees and directors. Compensation expense is estimated based on the fair value of the award at the grant date. Determining the fair value of share-based payment arrangements at the grant date requires management’s judgment.

For share-based payment arrangements that contain both a service and performance condition, the Company recognizes compensation expense only for the portion of the award that is considered probable of vesting. The fair value of share-based payment arrangements considered probable of vesting are expensed over the requisite service period on a graded vesting basis. The probability of share-based payment arrangements vesting is evaluated at each reporting period. Share-based payment arrangements that contain only service conditions are expensed ratably over the requisite service period.

The Company has elected to recognize forfeitures as they occur rather than estimating service-based forfeitures over the requisite service period.

Property and Equipment, and Capitalized Software Costs

Property and equipment, consisting of leasehold improvements, furniture, and computer hardware, are carried at historical cost, less accumulated depreciation and any impairment in value. Depreciation is computed using the straight-line method over the estimated useful economic lives of the assets (generally 3-5 years) or the remaining lease term, whichever is shorter.

The assets’ residual value, useful lives and depreciation methods are reviewed, and adjusted if appropriate, at each balance sheet date. If such review indicates that the carrying amount of property and equipment assets is not recoverable, and the asset's fair value is less than the carrying amount, an impairment charge is recognized. There was no material impairment charge in both December 31, 2025, and December 31, 2024. An item of property or equipment is derecognized on disposal or when no future economic benefits are expected to arise from the continued use of the asset.

Capitalized software costs, which represent costs directly related to obtaining, developing, or upgrading internal use software, are capitalized and amortized using the straight-line method over a period generally not exceeding ten years. Amortization begins when the software is ready for its intended use, regardless of whether the software has actually been placed in service.

Property and equipment and capitalized software costs are included in other assets in the consolidated balance sheets.

Business Combinations and Asset Acquisitions

The Company evaluates acquisitions of assets and other similar transactions to assess whether or not the transaction should be accounted for as a business combination or asset acquisition by first applying a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. If the screen test is met, the transaction is accounted for as an asset acquisition. If the screen is not met, further determination is required as to whether or not the Company has acquired inputs and processes that have the ability to create outputs which would meet the definition of a business. Significant judgment is required in the application of the screen test to determine whether an acquisition is a business combination or an asset acquisition.

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If the transaction is determined not to be a business combination, it is accounted for as an asset acquisition. Assets acquired are measured under a cost accumulation model, with cost allocated to acquired assets on a relative fair value basis. Goodwill is not recognized in an asset acquisition.

If the transaction is determined to be a business combination, all tangible and intangible assets acquired, and liabilities assumed, including contingent consideration, are recorded at fair value. Goodwill is recognized for any difference between the consideration transferred and the fair value of the net identifiable assets. Direct transaction costs in connection with business combinations are expensed as incurred, rather than capitalized as a component of the cost of the assets in an asset acquisition.

Indefinite-lived Intangible Assets

Indefinite-lived intangible assets are not subject to amortization and are tested for impairment at least annually, or more frequently if events or changes in circumstances indicate that the assets may be impaired. The annual impairment test for indefinite-lived intangible assets may be completed through a qualitative assessment to determine if the fair value of the indefinite-lived intangible assets is more likely than not greater than the carrying value. The Company may elect to bypass the qualitative assessment, or if a qualitative assessment indicates it is more likely than not that the carrying value exceeds the fair value, the Company will test for impairment using a quantitative test. If the Company determines that impairment of its intangible assets may exist, the amount of impairment loss is measured as the excess of carrying value over fair value. The Company has not recorded any impairment charges during the years ended December 31, 2025, and December 31, 2024.

Indefinite-lived intangible assets are included in other assets in the consolidated balance sheets.

Foreign Exchange

The U.S. dollar is the functional currency of the Company and its subsidiaries. Monetary assets and liabilities denominated in foreign currencies are revalued at the prevailing exchange rate at the balance sheet date, and revenues and expenses denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date, with the resulting foreign exchange gains or losses included in the consolidated statements of operations. Non-monetary assets and liabilities denominated in foreign currencies are translated at the prevailing exchange rate on the transaction date and are not subsequently revalued or remeasured.

Income Taxes

Certain subsidiaries of the Company operate in jurisdictions where they are subject to taxation. Current and deferred income taxes are charged or credited to net income, or in certain cases to AOCI, based on enacted tax laws and rates applicable in the relevant jurisdiction in the period in which the tax becomes accruable or realizable. Deferred income taxes are provided for all temporary differences between the bases of assets and liabilities used in the consolidated balance sheets and those used in the various jurisdictional tax returns.

A valuation allowance against deferred tax assets is recorded if it is more likely than not that all, or some portion, of the benefits related to deferred tax assets will not be realized. Adjustments to the valuation allowance are reflected in the consolidated statements of operations when there are changes in circumstances that causes a change in judgment about realizability.

The Company recognizes the tax benefits of uncertain tax positions only when the position is more-likely-than-not to be sustained on audit by the relevant taxing authorities. As of December 31, 2025, and December 31, 2024, the Company had no unrecognized tax benefits.

On December 27, 2023, the Bermuda government enacted tax legislation referred to as the Bermuda Corporate Income Tax Act 2023 (“Bermuda CIT”). The Bermuda CIT establishes a 15% corporate income tax, for in-scope businesses, for fiscal years beginning on or after January 1, 2025. The enacted legislation includes a provision referred to as the Economic Transition Adjustment (“ETA”), which requires Bermuda Constituent entities to establish tax basis in their assets and liabilities, excluding goodwill, based on fair value as of September 30, 2023. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See note 14, "Income Taxes" for additional information.

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Leases

The Company records expenses for operating leases on a straight-line basis over the lease term. The Company recognizes assets and liabilities associated with leases in the consolidated balance sheets. The Company does not record an asset or liability for leases with an initial term of 12 months or less.

The right-of-use asset and the lease liability are recorded in other assets and other liabilities, respectively, in the Company’s consolidated balance sheets.

4. Investments

The following tables present the cost or amortized cost, gross unrealized gains and losses, fair value and credit allowance of the Company’s AFS fixed maturity securities as of the dates indicated:

December 31, 2025	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Credit Allowance
($ in thousands)
U.S. Government	$162,501	$1,279	$(269)	$163,511	$-
Asset-backed	423,806	3,988	(443)	427,351	-
U.S. Agencies	836,913	5,852	(12,142)	830,623	-
U.S. Corporate	1,121,579	27,093	(2,962)	1,145,710	-
Foreign Governments	871	-	-	871	-
Municipalities	42,144	526	(137)	42,533	-
Total	$2,587,814	$38,738	$(15,953)	$2,610,599	$-

December 31, 2024	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Credit Allowance
($ in thousands)
U.S. Government	$210,503	$331	$(2,420)	$208,414	$-
Asset-backed	288,730	1,587	(1,058)	289,259	-
U.S. Agencies	498,821	781	(20,495)	479,107	-
U.S. Corporate	908,015	4,805	(10,109)	902,711	-
Foreign Governments	6,384	-	(33)	6,351	-
Municipalities	36,904	60	(610)	36,354	-
Total	$1,949,357	$7,564	$(34,725)	$1,922,196	$-

The cost or amortized cost and estimated fair values of AFS fixed maturity securities, by remaining maturity are presented below. Expected maturities could differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

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December 31, 2025	Cost or Amortized Cost	Fair Value
($ in thousands)
Due in one year or less	$159,332	$159,157
Due after one year through five years	646,502	654,490
Due after five years through ten years	526,298	543,257
Due after ten years	43,406	43,447
Total	1,375,538	1,400,351
Asset-backed	423,806	427,351
Mortgage-backed securities	788,470	782,897
Total	$2,587,814	$2,610,599

The following table presents the fair value and unrealized losses of the Company’s AFS fixed maturity securities, aggregated by investment category and length of time that individual securities were in a continuous unrealized loss position, for which no valuation allowance for expected credit loss has been recorded, as of the dates indicated:

	Less than 12 months		12 Months or More		Total
December 31, 2025	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
($ in thousands)
U.S. Government	$13,341	$(17)	$15,596	$(252)	$28,937	$(269)
Asset-backed	80,427	(218)	3,044	(225)	83,471	(443)
U.S. Agencies	228,833	(2,024)	151,907	(10,118)	380,740	(12,142)
U.S. Corporate	85,421	(883)	82,250	(2,079)	167,671	(2,962)
Foreign Governments	871	-	-	-	871	-
Municipalities	977	(3)	11,561	(134)	12,538	(137)
Total	$409,870	$(3,145)	$264,358	$(12,808)	$674,228	$(15,953)

	Less than 12 months		12 Months or More		Total
December 31, 2024	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
($ in thousands)
U.S. Government	$74,667	$(1,556)	$46,747	$(864)	$121,414	$(2,420)
Asset-backed	72,443	(583)	14,492	(475)	86,935	(1,058)
U.S. Agencies	189,947	(2,074)	175,872	(18,421)	365,819	(20,495)
U.S. Corporate	356,455	(4,202)	142,872	(5,907)	499,327	(10,109)
Foreign Governments	-	-	6,351	(33)	6,351	(33)
Municipalities	16,448	(82)	11,747	(528)	28,195	(610)
Total	$709,960	$(8,497)	$398,081	$(26,228)	$1,108,041	$(34,725)

Total gross unrealized losses represented approximately 2.4% and 3.1% of the aggregate fair value of the related securities as of December 31, 2025, and December 31, 2024, respectively. The total gross unrealized losses are comprised of 448 and 869 individual securities as of December 31, 2025, and December 31, 2024, respectively. The Company concluded that for these securities, the gross unrealized losses during the years ended December 31, 2025, and December 31, 2024, were related to noncredit factors and therefore, did not recognize any credit-related losses during the related periods. Additionally, the Company currently does not intend to and is not required to sell these investments prior to an anticipated recovery in value.

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The following table presents the gross realized gains and gross realized losses from sales of our AFS fixed maturity securities during the periods indicated:

	Year Ended December 31, 2025	Year Ended December 31, 2024
($ in thousands)
Gross realized gains from sales	$1,391	$84
Gross realized losses from sales	$(1,532)	$(1,182)

The following table presents the unrealized gains (losses) for the Company's available for sale ("AFS") fixed maturities, net of tax, as the date indicated:

December 31, 2025
($ in thousands)
Gross unrealized gains	$22,785
Income taxes	(3,217)
Net unrealized gains	$19,568

Net Investment Income

The components of net investment income are as follows during the periods indicated:

	Year Ended December 31, 2025	Year Ended December 31, 2024
($ in thousands)
Fixed maturity securities AFS	$104,690	$70,249
Fixed maturity securities HTM	1,057	1,141
Short term investments, cash and other	13,111	13,845
Gross investment income	118,858	85,235
Investment expenses	(2,566)	(1,755)
Net investment income	$116,292	$83,480

Pledged Investments

As of December 31, 2025, and December 31, 2024, the Company had restricted assets comprised of cash and cash equivalents and fixed maturity investments of $340.4 million and $328.2 million, respectively, that were pledged during the normal course of business.

5. Fair Value Measurements

Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between open market participants at the measurement date.

FASB ASC Topic "Fair Value Measurements and Disclosures" prescribes a fair value hierarchy that prioritizes the inputs to the respective valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to valuation techniques that use at least one significant input that is unobservable (Level 3). The three levels of the fair value hierarchy are described below:

•	Fair values determined by Level 1 inputs utilize unadjusted quoted prices obtained from active markets for identical assets or liabilities for which the Company has access at the measurement date. The fair value is determined by multiplying the quoted price by the quantity held by the Company.

•	Fair values determined by Level 2 inputs utilize attributes (other than quoted prices included in Level 1) that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals, broker quotes and certain pricing indices; and

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•	Level 3 inputs are based all or in part on significant unobservable attributes for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In these cases, significant management assumptions are used to establish management’s best estimate of the assumptions used by other market participants in determining the fair value of the asset or liability.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement of the asset. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and the Company considers factors specific to the asset.

In order to determine if a market is active or inactive for a security, a number of factors are considered, including, but not limited to, the spread between what a seller is asking for a security and what a buyer is bidding for the same security, the volume of trading activity for the security in question, the price of the security compared to its par value (for fixed maturity investments), and other factors that may be indicative of market activity.

There have been no material changes in the valuation techniques, nor have there been any transfers into or out of Level 3 during the years presented in these consolidated financial statements. Below is a summary of the assets that are measured at fair value on a recurring basis as of the dates indicated:

December 31, 2025	Level 1	Level 2	Level 3		Total
($ in thousands)
Fixed maturity securities
U.S. Government	$-	$163,511		$-	$163,511
Asset-backed	-	427,351		-	427,351
U.S. Agencies	-	830,623		-	830,623
U.S. Corporate	-	1,145,710		-	1,145,710
Foreign Governments	-	871		-	871
Municipalities	-	42,533		-	42,533
Short term investments	-	44,738		-	44,738
Total	$-	$2,655,337	$		$2,655,337

December 31, 2024	Level 1	Level 2	Level 3		Total
($ in thousands)
Fixed maturity securities
U.S. Government	$-	$208,414		$-	$208,414
Asset-backed	-	289,259		-	289,259
U.S. Agencies	-	479,107		-	479,107
U.S. Corporate	-	902,711		-	902,711
Foreign Governments	-	6,351		-	6,351
Municipalities	-	36,354		-	36,354
Total	$-	$1,922,196	$		$1,922,196

Level 1 and 3 Securities

The Company had no Level 1 or 3 securities as of December 31, 2025, and December 31, 2024, respectively.

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Level 2 Securities

The Company values Level 2 securities using various observable market inputs obtained from a pricing service. The pricing service prepares estimates of fair value measurements for the Company’s Level 2 securities using proprietary valuation models based on techniques such as matrix pricing which include observable market inputs. The fair value measurements and disclosures guidance defines observable market inputs as the assumptions market participants would use in pricing the asset or liability developed on market data obtained from sources independent of the Company. The extent of the use of each observable market input for a security depends on the type of security and the market conditions at the balance sheet date. Depending on the security, the priority of the use of observable market inputs may change as some observable market inputs may not be relevant or additional inputs may be necessary. The Company uses the following observable market inputs (“standard inputs”), listed in the approximate order of priority, in the pricing evaluation of Level 2 securities: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data including market research data.

The following describes the significant inputs generally used to determine the fair value of the Company’s fixed maturity securities by asset class:

U.S. government and government agency securities – U.S. government and government agencies and authorities’ securities are priced by the Company’s independent pricing service utilizing standard inputs.

Asset-backed securities – valuations provided by independent pricing services, substantially all through index providers and pricing vendors with an immaterial amount through broker-dealers. The fair values of these securities are generally determined through the use of pricing models which use spreads to determine the appropriate average life of the securities. These spreads are generally obtained from the new issue market, secondary trading and from broker-dealers who trade in the relevant security market.

U.S. Corporate securities – valuations provided by independent pricing services, substantially all through index providers and pricing vendors with an immaterial amount through broker-dealers. The fair values of these securities are generally determined using the spread above the risk-free yield curve. These spreads are generally obtained from the new issue market, secondary trading and from broker-dealers who trade in the relevant security market.

Foreign government securities – valuations provided by independent pricing services, with all prices provided through index providers and pricing vendors. The fair values of these securities are generally based on international indices or valuation models which include daily observed yield curves, cross-currency basis index spreads and country credit spreads.

Municipal securities – valuations provided by independent pricing services, with all prices provided through index providers and pricing vendors. The fair values of these securities are generally determined using spreads obtained from broker dealers who trade in the relevant security market, trade prices and the new issue market.

Short-term investments - valuations provided by independent pricing services, generally determined using the spread above the risk-free yield curve.

Valuation models used by independent pricing services can change from period to period, depending on the appropriate observable inputs that are available at the balance sheet date to price a security.

Financial Instruments Disclosed, But Not Carried, at Fair Value

The Company uses various financial instruments in the normal course of its business. The Company’s (re)insurance contracts are excluded from the fair value of financial instruments accounting guidance, unless the Company elects the fair value option. The carrying values of cash and cash equivalents, accrued investment income, certain other assets, certain other liabilities, and other financial instruments approximated their fair values. The fair value of the fixed maturity security HTM was $9.5 million and $10.5 million, respectively, as of December 31, 2025 and December 31, 2024. The fair value was based on an internal model that incorporates maturity date (expected in 2028), scheduled interest payments and a net present value factor, and is considered a Level 3 measurement.

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Fair value measurements on a non-recurring basis

The Company measures the fair value of certain assets on a non-recurring basis, generally quarterly, annually or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. These assets include certain fixed assets and intangible assets.

6. Variable Interest Entities and Noncontrolling Interests

AdVantage Reinsurance Bermuda Ltd.

Effective December 14, 2020, AdVantage Reinsurance Bermuda Ltd. (f/k/a AdVantage Retro I Ltd.) (“AdVantage”) was incorporated under the laws of Bermuda and is a registered Collateralized Insurer and Segregated Accounts Company. AdVantage operates utilizing segregated accounts to maintain separation of investor funds.

AdVantage is considered a VIE because it has equity at risk with non-substantive voting rights.

AV0001 and AV0002

Prior to January 1, 2024, the Company held a 50% participating, non-voting interest in two segregated accounts ("AV0001" and "AV0002") which are considered VIE's. During 2024, AV0001 and AV0002 completed a novation agreement whereby AV0002 agreed to assume all rights and obligations from AV0001. Following such novation, AV0001 was dissolved. At each of December 31, 2024 and December 31, 2025, the Company held a 50% participating, non-voting interest in AV0002.

As of December 31, 2025, and December 31, 2024, the Company is the primary beneficiary of AV0002, and it has power over the activities that most significantly impact the economic performance of the account. As a result, the Company consolidates AV0002, and all intercompany transactions have been eliminated.

As of December 31, 2025, the Company’s consolidated balance sheet included total assets and liabilities attributable to AV0002 of $30.2 million (including $23.7 million of cash and cash equivalents) and $13.7 million respectively. As of December 31, 2024, the Company’s consolidated balance sheet included total assets and liabilities attributable to AV0002 of $34.2 million (including $23.2 million of cash and cash equivalents) and $27.1 million, respectively. The results of AV0002 are recorded a quarter in arrears due to the availability of financial information.

The Company accounts for the portion of AV0002 equity attributable to third party investors in the shareholders’ equity section of its consolidated balance sheets as noncontrolling interest. The noncontrolling ownership in AV0002 preference shares was approximately 50% at December 31, 2025 and December 31, 2024. The portion of AV0002 income attributable to third party investors is recorded in the consolidated statements of operations in net income attributable to noncontrolling interest.

AV0003

On December 15, 2022, AdVantage formed segregated account AV0003 (“AV0003”) in connection with a new Subscription and Shareholder Agreement with a Preference Shareholder (third-party investors). As of January 1, 2023, VRL sourced risk on behalf of AV0003 to match the risk and return appetite of the third-party investors pursuant to a Reinsurance Services Agreement among VRL, AV0003 and AdVantage. VRL receives compensation based on capital deployed and profits from AV0003. As of December 31, 2025, the separate quota share arrangement represented a variable interest of the Company in AV0003, however, the Company is not the primary beneficiary of AV0003 and therefore AV0003 is not consolidated by the Company.

There are three revenue components for VRL associated with AV0003:

•	AV0003 cedes to VRL, and VRL assumes from AV0003 a 2.5% quota share of AV0003’s liabilities and premiums under each reinsurance agreement entered into by AV0003 that is sourced by VRL pursuant to the Reinsurance Services Agreement, subject to a cap.

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•	VRL provides certain underwriting and related services to AV0003 and AV0003 paid VRL a fixed quarterly fee based on AV0003’s share capital and reinsurance capital deployed.

•	AV0003 also pays VRL a variable fee based on AV0003’s performance calculated six months following the earlier of (i) the end of the last-expiring risk period under all reinsurance agreements and (ii) commutation of all reinsurance agreements. This variable fee is trued up every six months thereafter until final amounts are known.

The 2.5% quota share contract is recorded as assumed premiums and recognized ratably over the contract term of the underlying reinsurance agreements. The quarterly fees for services provided to AV0003 were recognized over time in the period the services were provided on a proportional basis that corresponds to the time elapsed on the underlying reinsurance contract term. The variable fee was considered fully constrained and thus the transaction price at inception was zero. Management revisited this estimate at the reporting date and accrued for fees likely to be achievable.

For the year ended December 31, 2025, net earned premiums include $— million related to the 2.5% quota share, while fee and other income (losses) includes $(0.2) million related to fixed and variable fees. For the year ended December 31, 2024, net earned premiums include $1.9 million related to the 2.5% quota share, while fee and other income includes $3.1 million related to fixed and variable fees.

AV0004 and AV0005

AdVantage formed segregated accounts AV0004 (“AV0004”) and AV0005 (“AV0005” and each of AV0004 and AV0005, a “Segregated Account”) in connection with third-party investors on November 15, 2023 and November 1, 2024, respectively. Pursuant to separate Reinsurance Services Agreements among an applicable Segregated Account, AdVantage, VRL and AdVantage Capital Advisors, a registered and licensed insurance agent in Bermuda (“ACA”), VRL (in the case of AV0004 only) and ACA sourced risk on behalf of such Segregated Account, to match the risk and return appetite of the applicable third-party investors. As of December 31, 2025, separate quota share arrangements between each Segregated Account and VRL represented a variable interest of the Company in AV0004 and AV0005; however, the Company is not the primary beneficiary of AV0004 or AV0005, so they are not consolidated by the Company.

There are three revenue components for the Company associated with AV0004 and AV0005:

•	AV0004 and AV0005 cede to VRL, and VRL assumes from them a 2.2% quota share of AV0004 and AV0005’s liabilities and premiums under each reinsurance agreement entered into by AV0004 and AV0005 that is sourced by VRL or ACA pursuant to the Reinsurance Services Agreement, subject to a cap.

•	VRL and ACA provide certain underwriting and related services to AV0004 and ACA provides certain underwriting services to AV0005, and each Segregated Account pays VRL and/or ACA, as applicable, a fixed quarterly fee based on such Segregated Account’s share capital and reinsurance capital deployed.

•	AV0004 and AV0005 may also pay VRL and/or ACA, as applicable, a variable fee based on their performance calculated one month following the earlier of (i) the end of the last-expiring risk period under all relevant reinsurance agreements and (ii) commutation of all relevant reinsurance agreements. This variable fee will be trued up every three months thereafter until final amounts are known.

The 2.2% quota share contracts are recorded as assumed premiums and recognized ratably over the term of the underlying reinsurance agreements. The quarterly fees for services provided to AV0004 and AV0005 are recognized over time in the period the relevant services are provided on a proportional basis that corresponds to the time elapsed on the applicable underlying reinsurance contract term. The variable fee was considered fully constrained and thus the transaction price at inception was zero. Management revisited this estimate at the reporting date and accrued for fees likely to be achievable.

For the year ended December 31, 2025, net earned premiums include $2.3 million related to the AV0004 and $11.0 million related to the AV0005 2.2% quota share agreements. For the year ended December 31, 2025, fee and other income (losses) includes $(13.4) million related to fixed and variable fees related to AV0004, and $39.8 million related to AV0005. For the year ended December 31, 2024, net earned premiums related to AV0004 include $11.5 million related to the 2.2% quota share, while fee and other income includes $44.3 million related to fixed and variable fees.

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Because AdVantage is an independent company, the assets of AdVantage can be used only to settle obligations of AdVantage and AdVantage is solely responsible for its own liabilities and commitments. The Company’s financial exposure to AdVantage is limited to its investment in AdVantage’s preference shares, VRL’s participation on a stop-loss reinsurance arrangement provided to AV0002, VRL’s quota share arrangements provided to AV0003, AV0004 and AV0005, and counterparty credit risk (mitigated by collateral) arising from certain reinsurance cessions from VRL to AV0002. The Company has not provided any financial or other support to AdVantage that it is not contractually required to provide.

7. Reserves for claims and claim expenses

The Company believes the most significant accounting judgment made by management is its estimate of claims and claim expense reserves. Claims and claim expense reserves comprise case and IBNR reserves.

As claims and claim expense reserves are estimates, the Company’s actual losses incurred may be more or less than the Company’s previously developed estimates, which is referred to as either unfavorable or favorable development, respectively.

The following table presents a reconciliation of claims and claim expense reserves during the periods indicated:

	Year Ended December 31, 2025	Year Ended December 31, 2024
($ in thousands)
Reserve for claims and claim expenses, as of beginning of year	$1,423,343	$940,403
Reinsurance recoverable, as of beginning of year(2)	378,655	262,189
Reserve for claims and claim expenses, net of reinsurance recoverable, as of beginning of year	1,044,688	678,214
Net losses incurred during the year related to:
Current year	635,049	516,358
Prior period	(18,833)	7,899
Total net losses incurred	616,216	524,257
Net losses paid during the year related to:
Current year	57,149	30,706
Prior period	188,732	124,302
Total net losses paid	245,881	155,008
Foreign exchange losses (gains)(1)	9,674	(2,775)
Reserve for claims and claim expenses, net of reinsurance recoverable, as of end of year	1,424,697	1,044,688
Reinsurance recoverable, as of end of year(2)	518,051	378,655
Reserve for claims and claim expenses, as of end of year	$1,942,748	$1,423,343

(1)	Reflects the impact of the foreign exchange revaluation of the reserve for claims and claim expenses, net of reinsurance recoverable, denominated in non-U.S. dollars as at the balance sheet date.

(2)	Excludes reinsurance recoverable on paid losses of $13.4 million and $11.9 million as of December 31, 2025, and December 31, 2024, respectively.

During the year ended December 31, 2025, the Company had $18.8 million of favorable prior year reserve development, primarily related to reserve releases related to our AdVantage business, and various lines of business in our insurance and reinsurance segments, partially offset by reserve strengthening related to the military conflict between Russia and Ukraine.

During the year ended December 31, 2025, the Company incurred $18.2 million of catastrophe losses primarily related to the January California Wildfires.

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During the year ended December 31, 2024, the Company had $7.9 million of unfavorable prior year reserve development, primarily related to our transaction liability business, partially offset by reserve releases related to Hurricane Ida and various lines of business in the reinsurance segment.

During the year ended December 31, 2024, the Company incurred catastrophe losses primarily related to the Baltimore bridge collapse and Hurricanes Helene and Milton in the amount of $43.5 million.

It is possible that our financial condition, results of operations or cash flows will be materially affected in future periods due to potential claims by (re)insureds.

Incurred and Paid Claims Development

The following is information about incurred and paid claims development as of December 31, 2025, net of reinsurance, as well as cumulative claim frequency and the total of IBNR liabilities plus expected development on reported claims included within the net incurred claims amounts. Cumulative number of reported claims is reported on a per claim basis. The information about incurred and paid claims development for the years ended 2021 to 2024 is presented as unaudited supplementary information. Since 2021 was the first year of writing business, historical loss payouts for both the Insurance and Reinsurance segments are not considered to be meaningful and have not been presented.

Insurance

						At December 31, 2025
	Ultimate Incurred Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance					Total of IBNR Liabilities Plus Expected
	Years Ended December 31,					Development	Cumulative
	Unaudited					on	Number of
Accident Year	2021	2022	2023	2024	2025	Reported Claims	Reported Claims
($ in thousands)
2021	$12,197	$12,342	$13,084	$10,396	$7,179	$6,665	406
2022		95,539	96,948	97,759	81,326	52,633	3,980
2023			190,892	216,091	217,201	123,652	9,065
2024				286,267	291,467	223,462	15,267
2025					375,781	342,500	17,751
Total					$972,954

	Cumulative Paid Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance
	Years Ended December 31,
	Unaudited
Accident Year	2021	2022	2023	2024	2025
($ in thousands)
2021	$209	$318	$414	$459	$463
2022		3,411	7,481	14,901	27,390
2023			3,905	26,456	58,450
2024				8,969	38,565
2025					18,743
Total					$143,611
All outstanding liabilities prior to 2021, net of reinsurance					-
Liabilities for claims and claim adjustment expenses, net of reinsurance					$829,343

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Reinsurance

						At December 31, 2025
	Ultimate Incurred Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance					Total of IBNR Liabilities Plus Expected
	Years Ended December 31,					Development	Cumulative
	Unaudited					on	Number of
Accident Year	2021	2022	2023	2024	2025	Reported Claims	Reported Claims
($ in thousands)
2021	$214,216	$212,874	$208,888	$198,570	$200,791	$11,905	n/a
2022		270,593	274,410	273,689	299,292	76,456	n/a
2023			156,592	155,186	144,182	48,377	n/a
2024				230,093	218,790	121,566	n/a
2025					259,267	185,341	n/a
Total					$1,122,322

	Cumulative Paid Loss and Allocated Loss Adjustment Expenses, Net of Reinsurance
	Years Ended December 31,
	Unaudited
Accident Year	2021	2022	2023	2024	2025
($ in thousands)
2021	$71,242	$106,501	$143,099	$161,724	$177,148
2022		41,795	120,881	166,911	199,082
2023			19,145	45,702	73,505
2024				21,737	58,849
2025					38,405
Total					$546,989
All outstanding liabilities prior to 2021, net of reinsurance					-
Liabilities for claims and claim adjustment expenses, net of reinsurance					$575,333

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Reconciliation

	December 31, 2025	December 31, 2024
($ in thousands)
Net reserve for losses and loss expenses per the loss development triangles:
Insurance	$829,343	$559,729
Reinsurance	575,333	461,461
Total net reserves for losses and loss expenses per the loss development triangles	1,404,676	1,021,190

Reinsurance recoverable for each loss development triangle:
Insurance	459,507	322,281
Reinsurance	58,545	56,374
Total reinsurance recoverable included in the loss development triangles	518,052	378,655

Total gross reserves for losses and loss expenses included in the loss development triangles	1,922,728	1,399,845

Other balances not included in the loss development triangles:
Other reserves not included in the loss development triangles(1)	13,466	26,618
Currency translation adjustment	6,554	(3,120)
Total other balances not included in the loss development triangles	20,020	23,498
Total gross reserves for losses and loss expenses	$1,942,748	$1,423,343

(1) Relates to reserves associated with AV0002. See note 6, "Variable Interest Entities and Noncontrolling Interests" for additional information.

8. Shareholders’ Equity

The Company did not declare dividends during the years ended December 31, 2025, or December 31, 2024.

9. Stock Based Compensation

Under the Vantage Group Holdings Ltd. 2020 Share Incentive Plan, as amended, the Company is authorized to issue up to 23,725,000 common shares to eligible persons. The Company may grant awards based on shares of its common stock, including stock options, restricted stock units, and deferred stock units. To date, there have been two types of stock option awards: founders grants and employee grants. The founders grants fully vested on an accelerated schedule linked to financial metrics which were met in 2024.

Employee Grants

During the years ended December 31, 2025, and December 31, 2024, the Company granted 2,492,675 and 2,966,400 option shares, respectively, to employees to purchase non-voting common shares of the Company. The option shares have a total term of 10 years and vest based on a fixed schedule as follows:

•	25% on the first anniversary (“Employee Vesting Commencement Date”); and

•	thereafter, an additional 6.25% on each three-month anniversary of the Employee Vesting Commencement Date over three years following the first anniversary of the Employee Vesting Commencement Date.

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The following tables provide a roll forward of stock option activity for the Employee Grants during the periods indicated:

For the year ended December 31, 2025	Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Outstanding, beginning of year	19,781,889	$12.71	6.09
Granted	2,492,675	11.50	-
Exercised	(198,897)	9.49	-
Forfeited or expired	(1,194,780)	11.42	-
Outstanding, end of year	20,880,887	$12.67	5.45
Exercisable, end of year	16,455,116	$13.24	4.60

		Weighted Average	Weighted Average Remaining
For the year ended December 31, 2024	Units	Exercise Price	Contractual Life
Outstanding, beginning of year	17,477,985	$13.01	7.58
Granted	2,966,400	10.44	-
Exercised	-	-	-
Forfeited or expired	(662,496)	10.54	-
Outstanding, end of year	19,781,889	$12.71	6.09
Exercisable, end of year	14,603,739	$13.68	5.15

The weighted average grant-date fair value of stock options granted during the years ended December 31, 2025, and December 31, 2024 was $4.24 and $3.96, respectively. For the year ended December 31, 2025, we recognized $7.4 million of expense, while $15.6 million was unrecognized and is expected to be amortized up to 3.75 years. For the year ended December 31, 2024, we recognized $8.0 million of expense, while $16.7 million was unrecognized and is expected to be amortized up to 3.5 years.

The fair value of the options was estimated on the grant date using the Black-Scholes model using the following range of assumptions as of the dates indicated:

	2025	2024
Expected annual dividend yield	-%	-%
Expected volatility	28.30%	28.90%
Risk-free interest rate	3.93%	4.64%
Expected term	6.24	6.39

Deferred Stock Units

During the year ended December 31, 2025, the Company granted 13,044 DSUs at a weighted-average grant date fair value of $11.50 and recognized $0.2 million of expense associated with DSUs. During the year ended December 31, 2024, the Company granted 90,000 DSU’s at a weighted-average grant date fair value of $10.00 and recognized $0.9 million of expense associated with DSUs.

10. Commitments, Contingencies and Other Items

Concentrations of credit risk

The Company underwrites a significant amount of its (re)insurance business through brokers. There is credit risk associated with payments of (re)insurance balances to the Company in regard to these brokers' ability to fulfil their contractual obligations. In addition, in some jurisdictions, if the broker fails to make payments to the insured under the Company’s policy, the Company may remain liable to the insured for the deficiency. These brokerage companies are large and well established, and there are no indications they are financially distressed.

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The following table sets forth the Company’s premiums written by broker that individually contributed more than 10% of total gross written premium during the periods indicated:

	% of Gross Written Premium
Broker	December 31, 2025	December 31, 2024
Marsh & McLennan Companies Inc.	16.7%	19.8%
Aon Corporation and Subsidiaries	12.3%	12.1%
Arthur J. Gallagher & Co.	11.5%	10.7%

There was no other broker or (re)insured that accounted for more than 10% of gross written premiums for the years indicated.

Operating leases

The Company leases office space and office equipment under various operating leases, the expiration terms of which range from March 2026 to September 2033. Total rent expense with respect to these operating leases for the years ended December 31, 2025, and December 31, 2024, was $1.9 million and $1.3 million, respectively. Supplemental information related to operating leases is as follows for the years indicated:

	Year Ended December 31, 2025	Year Ended December 31, 2024
($ in thousands)
Operating lease right of use assets	$3,235	$3,010
Operating lease liability	3,098	3,036

	Year Ended December 31, 2025	Year Ended December 31, 2024
Weighted average remaining operating lease term	4.0 years	2.1 years

Maturities of the existing lease liabilities are expected to occur as follows:

($ in thousands)
2026	$1,567
2027	570
2028	198
2029	198
Thereafter	565
Total operating lease liability	$3,098

Letters of credit

Vantage Risk Ltd. has entered into several letter of credit facilities (“LOCs”) with commercial banks, these LOCs are required under the terms of certain insurance and reinsurance agreements.

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The following table summarizes the outstanding letters of credit as of December 31, 2025:

Bank	Commitment	In Use
($ in thousands)
Lloyds Bank Corporate Markets plc	$75,000	$59,494
Citibank Europe plc(1)	-	53,506
Wells Fargo Bank, N.A.(1)	-	42,516
Total		$155,516

(1)   Uncommitted facilities

Contingencies

The Company may become involved in a variety of litigation and legal and regulatory proceedings relating to its business operations and, from time to time, it may become involved in other actions.

If necessary, the Company will establish an accrued liability for certain legal and regulatory proceedings. As of December 31, 2025, and December 31, 2024, no accrued liability was recorded.

11. Reinsurance

The Company evaluates the financial condition of its reinsurers and monitors concentration of credit risk arising from its exposure to individual reinsurers. The reinsurance program is generally placed with reinsurers whose rating, at the time of placement, was A- or better (or the equivalent) as rated by one or more nationally recognized statistical rating organizations; or those providing reinsurance on a collateralized basis. Exposure to a single reinsurer is also controlled with restrictions dependent on rating.

The following table sets forth the effect of reinsurance on premiums written and earned during the periods indicated:

	Year Ended December 31, 2025	Year Ended December 31, 2024
($ in thousands)
Premiums written
Direct	$1,013,161	$814,157
Assumed	611,546	582,850
Ceded	(437,301)	(409,512)
Net written premiums	$1,187,406	$987,495

Premiums earned
Direct	$849,007	$637,403
Assumed	570,678	486,318
Ceded	(384,242)	(325,764)
Net earned premiums	$1,035,443	$797,957

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12. Segment Information

The Company classifies its businesses into three segments – insurance, reinsurance and corporate. The Company determined its segments using the management approach described in accounting guidance regarding disclosures about segments of an enterprise and related information. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements.

The Company’s insurance and reinsurance segments each have managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s Chief Operating Decision Maker (“CODM”), which is the Chief Executive Officer. The CODM does not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. Management measures segment performance for its insurance and reinsurance segments based on underwriting income or loss. The Company does not manage its assets by segment, and, accordingly, investment income is not allocated to each underwriting segment.

The Company’s insurance segment operates in the United States and Bermuda. Product lines offered by the Company's U.S. insurance subsidiaries include casualty, property, professional liability, financial lines, healthcare, construction, and political risk and credit. Products offered by the Company's Bermuda subsidiary include financial & professional lines and healthcare & excess casualty.

The Company’s reinsurance segment consists of products offered by the Company's Bermuda subsidiary. Product lines offered include specialty, property & casualty, financial lines, and property catastrophe.

The Company’s corporate segment consists primarily of management of our investment portfolio and certain corporate expenses. The segment results primarily include net investment income, net realized gains (losses) on investments, fee and other income (loss), income tax items, and income from our non-controlling interest.

The Company does not allocate its assets by segment.

The following tables summarize the Company’s underwriting income by segment, together with a reconciliation of underwriting income to net income attributable to Vantage Group Holdings Ltd. during the periods indicated:

	Year Ended December 31, 2025
	Insurance	Reinsurance	Corporate	Total
($ in thousands)
Gross written premiums	$1,099,890	$524,817	$–	$1,624,707
Net written premiums	$687,448	$499,958	$–	$1,187,406
Net earned premiums	$583,337	$452,106	$–	$1,035,443
Claims and claim expenses incurred, net	(362,441)	(253,775)	–	(616,216)
Acquisition expenses, net	(82,892)	(112,488)	–	(195,380)
General and administrative expenses	(134,352)	(33,125)	(7,470)	(174,947)
Underwriting income (loss)	3,652	52,718	(7,470)	48,900
Net investment income	–	–	116,292	116,292
Net realized gains on investments	–	–	425	425
Fee and other income, net	–	–	12,527	12,527
Income before income taxes	3,652	52,718	121,774	178,144
Benefit for income taxes	–	–	(23,603)	(23,603)
Net income	3,652	52,718	145,377	201,747
Less: net income attributable to noncontrolling interest	–	–	4,706	4,706
Net income attributable to Vantage Group Holdings Ltd.	$3,652	$52,718	$140,671	$197,041

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	Year Ended December 31, 2024
	Insurance	Reinsurance	Corporate	Total
($ in thousands)
Gross written premiums	$959,554	$437,453	$–	$1,397,007
Net written premiums	$579,307	$408,188	$–	$987,495
Net earned premiums	$429,763	$368,194	$–	$797,957
Claims and claim expenses incurred, net	(309,587)	(214,670)	–	(524,257)
Acquisition expenses, net	(47,483)	(80,829)	–	(128,312)
General and administrative expenses	(117,189)	(37,077)	(8,086)	(162,352)
Underwriting (loss) income	(44,496)	35,618	(8,086)	(16,964)
Net investment income	–	–	83,480	83,480
Net realized losses on investments	–	–	(1,355)	(1,355)
Fee and other income, net	–	–	35,655	35,655
(Loss) income before income taxes	(44,496)	35,618	109,694	100,816
Income tax expense	–	–	324	324
Net (loss) income	(44,496)	35,618	109,370	100,492
Less: net income attributable to noncontrolling interest	–	–	3,452	3,452
Net (loss) income attributable to Vantage Group Holdings Ltd.	$(44,496)	$35,618	$105,918	$97,040

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The following tables provide summary information regarding net earned premiums by major line of business and net premiums written by underwriting location:

	Year Ended December 31,
	2025	2024
($ in thousands)
INSURANCE SEGMENT
Net earned premiums
North America
Casualty	$141,546	$81,977
Property	99,951	53,968
Professional Liability	58,152	48,371
Financial Lines	54,343	40,297
Healthcare	51,922	37,989
Construction	47,637	29,890
Political Risk and Credit	27,665	23,402
Total North America	$481,216	$315,894

International
Financial & Professional Lines	$59,467	$65,487
Healthcare & Excess Casualty	42,654	48,382
Total International	102,121	113,869
Total	$583,337	$429,763

Net written premiums by underwriting location
North America	$589,251	$467,537
International	98,197	111,770
Total	$687,448	$579,307

REINSURANCE SEGMENT
Net earned premiums
Specialty	$293,572	$240,624
Property & Casualty	121,580	83,041
Financial Lines	26,115	19,240
Property Catastrophe	10,839	25,289
Total	$452,106	$368,194

Net written premiums by underwriting location	$499,958	$408,188
Bermuda

13. Statutory financial information

The Company and its insurance and reinsurance subsidiaries are subject to insurance laws and regulations in the jurisdictions in which they operate. These regulations include restrictions that limit the amount of dividends or other distributions, such as loans or cash advances, available to shareholders without prior approval of the insurance regulatory authorities.

VRL is registered under The Insurance Act of 1978 (Bermuda), amendments thereto, and related regulations which requires the Company to meet a minimum solvency margin and a minimum liquidity ratio. The Bermuda Statutory Capital Requirement (“BSCR”) is a risk-based capital model to measure risk and to determine an enhanced capital requirement ("ECR") and target capital level (defined as 120% of the ECR) for Class 4 insurers. VRL is required to file an annual BSCR with the Bermuda Monetary Authority ("BMA"). VRL's 2024 BSCR was filed on April 30, 2025 with a BSCR ratio of 285%.

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A Class 4 insurer is prohibited from declaring or paying a dividend if in breach of its ECR, solvency margin or minimum liquidity ratio or if the declaration or payment of such dividend would cause such a breach. Where an insurer fails to meet its solvency margin or minimum liquidity ratio on the last day of any financial year, it is prohibited from declaring or paying any dividends during the next financial year without the approval of the Authority. Further, a Class 4 insurer is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year’s statutory balance sheet) unless it files (at least seven days before payment of such dividends) with the Authority an affidavit signed by at least two directors and the insurer’s principal representative stating that the declaration of such dividends has not caused the insurer to fail to meet its solvency margin or minimum liquidity ratio. Class 4 insurers must obtain the Authority’s prior approval for a reduction by 15% or more of the total statutory capital as set forth in its previous year’s statutory financial statements.

Our U.S. insurance subsidiaries, VRAC and VRSIC, file financial statements prepared in accordance with statutory accounting practices prescribed or permitted by the Delaware Department of Insurance. The principal differences between statutory financial statements and financial statements prepared in accordance with U.S. GAAP for domestic companies are that statutory financial statements do not reflect DAC, some bond portfolios may be carried at amortized cost, investment impairments are determined in accordance with statutory accounting practices, assets and liabilities are presented net of reinsurance, policyholder liabilities are generally valued using more conservative assumptions and certain assets are non-admitted.

For U.S. insurance subsidiaries, aggregate minimum required statutory capital, and surplus is based on the greater of the RBC level that would trigger regulatory action or minimum requirements per state insurance regulation. At December 31, 2025, our U.S. insurance subsidiaries, individually, exceeded the minimum required statutory capital and surplus requirements. Also, our U.S. insurance subsidiaries, individually, exceeded RBC minimum required levels.

Total statutory capital and surplus as of December 31, 2025, the associated required amount and statutory net income for the year ended December 31, 2025, was as follows:

	Bermuda	U.S.
($ in thousands)
Statutory capital and surplus, as of December 31, 2025	$736,229	$446,278
Required statutory capital and surplus, as of December 31, 2025(1)	300,361	124,508
Maximum amount available for payment of dividends(2)	184,439	20,566
Net income, year ended December 31, 2025	$120,355	$48,796

(1)	The required statutory capital and surplus for Bermuda is based on the minimum solvency margin.
(2)	Represents the maximum amount available for payment of dividends or other distributions without prior regulatory approval.

14. Income Taxes

Under previous Bermuda law, no Bermuda income or capital gains taxes are imposed on the Company and its Bermuda subsidiaries. The Minister of Finance of Bermuda had assured the Company and its Bermuda subsidiary that, pursuant to The Exempted Undertakings Tax Protection Amendment Act of 2011, they will be exempt until 2035 from imposition of any such taxes. However, on December 27, 2023, the Government of Bermuda enacted the Bermuda CIT, which became effective for tax years beginning on or after January 1, 2025. ASC 740, Accounting for Income Taxes, requires the effects of changes in tax laws or rates to be recognized in the period in which the law is enacted, regardless of the effective date. Given the potential for the new corporate income tax regime in Bermuda to supersede the Minister of Finance’s assurance, the Company is likely to become subject to taxes in Bermuda before 2035. The Bermuda CIT Act applies a 15% corporate income tax to certain Bermuda constituent entities of multi-national groups in fiscal years beginning on or after January 1, 2025. The act includes a provision referred to as the ETA, which is intended to provide a fair and equitable transition into the tax regime. Another provision defers the effective date until 2030 for Bermuda companies that meet certain requirements. The Company expects to meet the requirements to remain exempt until 2030 at which time it expects to incur and pay increased taxes in Bermuda. The Company has subsidiaries established in the U.S. and is subject to relevant taxes in the U.S.

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Provision for Income Taxes

The table below provides the Company's income or loss before income taxes per tax jurisdiction, as well as the components of income tax attributable to operations:

	Year ended December 31, 2025	Year ended December 31, 2024
($ in thousands)
Income (loss) before income taxes
Bermuda	$114,641	$110,719
United States	63,503	(9,903)
Total income before income taxes	178,144	100,816

Provision for income taxes
Current:
US - Federal	5,282	—
US - State and Local	1,140	149
Total provision for current income taxes	6,422	149

Deferred:
Bermuda	(13,897)	—
US - Federal	(16,128)	175
Total (benefit) provision for deferred income taxes	(30,025)	175

Total (benefit) provision for income taxes	$(23,603)	$324
Effective tax rate	(13)%	—%

The effective tax rate is the ratio of “Total (benefit) provision for income taxes” divided by “Income (loss) before income taxes.” The Company has operations in Bermuda and the United States, where the statutory tax rates are 15% and 21% respectively. For the years ended December 31, 2025, and December 31, 2024, the Company’s effective tax rate was (13)% and 0%, respectively, primarily due to the release of the Bermuda and US valuation allowance against ordinary deferred tax assets.

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We adopted ASU 2023-09 "Income Taxes (Topic 740): Improvements To Income Tax Disclosures" on a retrospective basis beginning with the year ended December 31, 2025. The following table presents required disclosure pursuant to ASU 2023-09 and reconciles the U.S. federal statutory tax amount and rate to our actual global effective amount and rate for the periods indicated:

	Year ended December 31, 2025		Year ended December 31, 2024
	Amount	Percent	Amount	Percent
($ in thousands)
Bermuda statutory tax - 15%	$26,722	15.00%	$15,122	15.00%
Other - Deferral of Bermuda CIT Under Limited International
Presence Exemption	(17,196)	(10.00)%	(16,608)	(16.00)%
Change in valuation allowance	(13,897)	(8.00)%	—	—%
Foreign tax effects:
U.S.:
Federal Statutory Tax	3,810	2.00%	(594)	(1.00)%
US State & Local Tax(1)	1,140	1.00%	149	—%
Change in valuation allowance	(21,223)	(12.00)%	2,305	2.00%
Deferred Tax on Transfer of Assets	(3,213)	(2.00)%	—	—%
Other	254	0.14%	(50)	—%
Global effective tax	$(23,603)	(13.86)%	$324	—%

(1) State and local taxes in Illinois and Florida made up the majority (greater than 50 percent) of the tax effect in this category.

Cash taxes paid

We adopted ASU 2023-09 on a retrospective basis for the year ended December 31, 2025 and have included the following table as a result of our adoption, which presents income taxes paid (net of refunds received) for the periods indicated:

	Year ended December 31, 2025	Year ended December 31, 2024
($ in thousands)
Bermuda taxes	$—	$—
Foreign taxes:
US - Federal	4,774	—
US - State and Local	1,159	93
Total foreign taxes	5,933	93
Total cash taxes paid	$5,933	$93

For the year ended December 31, 2025, the Company has recorded a $30.0 million deferred tax benefit primarily due to the release of valuation allowance against its US and Bermuda ordinary deferred tax assets.

In assessing whether a deferred tax asset can be recovered and assessing the need for a valuation allowance, the Company considers all positive and negative evidence to determine whether it is more likely than not that the tax benefit of part or all of a deferred tax asset will be realized. The Company’s framework for assessing the recoverability of deferred tax assets primarily considers future reversal of existing taxable temporary differences, available tax planning strategies and the expected occurrence of future taxable income. The weighting of the positive and negative evidence is commensurate with the extent to which they can be objectively verified. As of December 31, 2025, and December 31, 2024, we had a valuation allowance of $4.7 million and $39.8 million, respectively. We released a material portion of the valuation allowance during 2025 following our conclusion that we could demonstrate that it was more-likely-than-not that the related deferred tax assets will be realized.

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Significant components of the Company’s deferred income taxes as of the dates indicated were as follows:

	Year ended December 31, 2025	Year ended December 31, 2024
($ in thousands)
Deferred tax assets:
Net operating loss carryforward	$—	$12,066
Net unrealized investment losses	—	1,811
Unearned premiums	21,291	15,177
Discounting of loss reserves	14,053	5,803
Compensation related	6,752	4,576
Bermuda intangible assets	13,631	13,631
R&D – software amortization	—	953
Other	1,247	1,193
Total deferred tax assets	56,974	55,210

Deferred tax liabilities:
R&D – software amortization	578	—
Deferred acquisition costs	8,366	5,235
US intangible assets	2,112	1,937
US fixed assets	484	187
Prepaid assets	791	742
Bonds market discount	2,075	1,510
Excess ceding commission	8,944	7,723
Net unrealized investment gains	4,113	—
Total deferred tax liabilities	27,463	17,334
Net deferred tax assets	29,511	37,876
Less: Valuation allowance	(4,693)	(39,813)
Total net deferred tax assets (liabilities)	$24,818	$(1,937)

During the year ended December 31, 2025, the Company had no U.S. net operating loss carryforwards.

The Company files income tax returns as required by the tax laws of the jurisdiction in which it operates. Tax years that remain subject to examination by major taxing jurisdictions are 2022 through 2024. The Company is not currently under examination by income tax authorities in any jurisdiction.

Indefinite Reinvestment Assertions

Deferred income tax liabilities have not been accrued with respect to the undistributed earnings of the Company's U.S. subsidiaries. It is the Company’s intention that all earnings will be indefinitely reinvested. If the earnings were to be distributed, such amounts may be subject to withholding tax in the jurisdiction of the paying entity.

Changes in Tax Law

Inflation Reduction Act. On August 7, 2022, the Inflation Reduction Act (“IRA”) was enacted into law. Key provisions of the IRA include a 15% book-income alternative minimum tax on corporations with financial accounting profits over $1 billion and a 1% excise tax on a publicly traded US corporation for the value of its stock that is repurchased by the corporation during the tax year. We have reviewed the relevant provisions of the IRA and have determined that as of December 31, 2025, the changes in tax law do not impact the Company.

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On July 4, 2025, the One Big Beautiful Bill Act ("the Act") was signed into law. The Act makes permanent key elements of the Tax Cuts and Jobs Act, including 100 percent bonus depreciation, domestic research cost expensing, increasing the Advanced Manufacturing Investment Credit rate to 35 percent from 25 percent for qualifying assets and making modifications to the international tax framework. The Act includes multiple effective dates, with certain provisions effective in 2025 and others phased in through 2027. We continue to evaluate the impact of the Act’s provisions that will take effect in future years.

15. Subsequent Events

The Company has completed its subsequent events evaluation for the period subsequent to the balance sheet date of December 31, 2025, through March 11, 2026, the date the consolidated financial statements were available to be issued.

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